Exhibit 23.4
CONSENT OF GAFFNEY, CLINE & ASSOCIATES

SOP/bgh/C1687.00/gcah.175.09
July 31, 2009
Mrs. Patricia Rodríguez Hernández
Superintendencia de Yacimientos
Ecopetrol, S. A.
Calle 37 No. 8-43
Edificio Colgas
Bogota, Colombia

Consent of Gaffney, Cline & Associates

Dear Mrs. Rodríguez:

     As independent reserve engineers for Ecopetrol S. A. (Ecopetrol), Gaffney, Cline & Associates (GCA) hereby confirms that it has granted and not withdrawn its consent to the reference to GCA’s review of Ecopetrol’s reserves as of December 31, 2008 in the form and context disclosed by Ecopetrol in its Registration Statement on Form F-4 filed with the United States Securities and Exchange Commission on July 31, 2009.

Very truly yours,

GAFFNEY, CLINE & ASSOCIATES, INC.

/s/ David K. Morgan

David K. Morgan
Senior Technical Manager